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                                                                   EXHIBIT 4.227

                               GUARANTEE AGREEMENT
                                     BETWEEN
                               DTE ENERGY COMPANY
                                       AND
                              DTE ENTERPRISES, INC.

         Agreement dated as of December 13, 2001 (this "Agreement"), made by and between DTE Energy Company (the "Parent"), a corporation incorporated under the laws of the State of Michigan, and DTE Enterprises, Inc. (the "Subsidiary"), a corporation incorporated under the laws of the State of Michigan.

         WHEREAS, on May 31, 2001, the Parent completed the acquisition of MCN Energy Group Inc. ("MCN"), and thereafter merged MCN into the Subsidiary with the Subsidiary being the surviving company; and

         WHEREAS, the Parent is the direct parent and owner of 100% of the outstanding common stock of the Subsidiary; and

         WHEREAS, MCN, prior to the merger, had issued the debentures listed in Attachment A hereto, (the "Debt Securities"); and

         WHEREAS, MCN Financing I, MCN Financing II, MCN Financing III, and MCN Michigan Ltd. Partnership, as special purpose financing vehicles (the "Financing Companies") sponsored by MCN, had issued, prior to the merger, the preferred securities and common securities, if any, together with MCN's guarantees of such preferred and common securities listed in Attachment B hereto (the guarantees of such preferred and common securities, hereinafter "Securities Guarantees"); and

         WHEREAS, under the Securities Guarantees, MCN irrevocably and unconditionally agreed, to the extent set forth in such agreements, to guarantee the obligations of the Financing Companies to the holders of their securities on the terms and conditions set forth in such guarantee agreements; and

         WHEREAS, by operation of law the Subsidiary succeeded to and assumed all of the rights, duties and obligations of MCN; and

         WHEREAS, the Parent desires irrevocably and unconditionally to agree, to the extent set forth in this Agreement, to support, on a joint and several basis with the Subsidiary (i) the obligations of Subsidiary under the terms of the Debt Securities and (ii) the obligations under the preferred securities and common securities of the Financing Companies to the extent set forth in the Securities Guarantees (Debt Securities and Securities Guarantees, collectively "Securities");

         NOW THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent



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hereby agrees as follows (a reference to the singular includes the plural and vice versa, and capitalized terms used in this Agreement but not defined in the preamble above have the respective meanings assigned to them in this Agreement):

            Section 1. Payment Provision. If, during the term of this Agreement, the Subsidiary fails to make any scheduled payment of interest, principal or premium, if any, or any other payment under the terms and provisions of the Securities, Parent shall be obligated, to the fullest extent permitted by law to either make, or cause Subsidiary to make, the scheduled payment immediately following notice of such failure (the obligations set forth in this Section 1 being herein called the "Supported Obligations"). The obligation hereunder is full and unconditional.

            Section 2. Remedies. The Parent agrees that if Subsidiary defaults in the timely payment of any Supported Obligations when due, the holder of a Security may proceed directly against Parent to obtain payment of such defaulted Supported Obligation owed to such holder.

            Section 3. Payment on Demand. The Parent shall make payment of the amount of the Supported Obligations and all other amounts payable by it to the holder of the Security after demand therefor is made in writing to it. Such demand shall be deemed to have been effectively made when either an envelope containing such demand is addressed to Parent at 2000 2nd Ave, Detroit, Michigan 48226-1279 for the attention of the Treasurer, or is personally delivered to such address, or a facsimile transmission containing such demand is sent to Parent, for the attention of the Treasurer, at the following fax number: (313) 235-8741.

            Section 4. Subrogation. Upon receipt by a holder of any payment or payments on account of liability under this Agreement, the Parent shall not be entitled to claim repayment against the Subsidiary until the claims of the holders against the Subsidiary in respect of the defaulted Supported Obligations have been repaid in full. If any amount shall be paid to the Parent on account of any subrogation rights at any time when all the defaulted Supported Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the holders of the defaulted Security and shall be paid to the holders of the defaulted Security.

            Section 5. Waivers. The Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder. Subsidiary, any holder of a Security, or any trustee of a Security, may at any time, without Parent's consent, without notice to Parent and without affecting or impairing Subsidiary's or such holders or trustee's rights or Parent's obligations hereunder, do any of the following with respect to the Securities: (a) make changes, modifications, amendments or alterations, by operation of law or otherwise, (b) grant renewals and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of the Securities, or
(d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.


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            Section 6. Amendment.

            (a) With the written consent of the holders of a majority in principal amount of the outstanding Securities, this Agreement may be amended to add any provisions or change or eliminate any provisions of this Agreement, or modify in each case in any manner, the rights of the holders of the Securities under this Agreement. The holders of a majority in principal amount of the outstanding Securities affected by such waiver, by notice to the trustee of the applicable Securities, may waive compliance by the Parent with any provision of this Agreement; provided, however, without the consent of each holder of Securities affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver or (ii) make any changes in Section 1; and

            (b) Notwithstanding the provisions of Section 6(a), the Parent may amend this Agreement to cure any ambiguity, defect or inconsistency herein or to make any other change; provided, however, no such action shall adversely affect the rights of any holder of Securities.

            Section 7. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Supported Obligations is rescinded or must otherwise be refunded by the holders of Securities upon the insolvency, bankruptcy or reorganization of the Subsidiary or otherwise, regardless of whether the holders of Securities contested the order requiring the return of such payment, all as though such payment had not been made.

            Section 8. No Recourse. Any right of subrogation acquired by the Parent by reason of payment under or pursuant to this Agreement shall not be exercised until the Supported Obligations and other amounts due to the holders of Securities hereunder have been paid or repaid in full and shall be no greater than the right held by the holders of Securities, and the Parent shall have no recourse against the holders of Securities for any irregularity or defect in the manner or procedure by which the holders of Securities make demand or pursue any rights or remedies they may have.

            Section 9. Representations and Warranties. The Parent represents and warrants that:

            a) Organization and Qualification. It is a corporation duly incorporated and validly existing under the laws of the State of Michigan.

            b) Corporate Power. It has full corporate right, power and authority to own its property and assets and to carry on its business as now conducted and as contemplated to be conducted and to enter into and perform this Agreement.

            c) Conflict with Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated nor compliance with the terms, conditions and provisions hereof (i) conflicts with or



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                  results in a breach of any of the terms, conditions or
                  provisions of (A) its charter documents or by-laws; (B) any material law, rule or regulation having the force of law; (C) any material contractual restriction binding on or affecting it or its properties; or (D) any material judgment, injunction, determination or award which is binding on it; or
                  (ii) results in, or requires the creation or imposition of any lien upon or security interest in or with respect to the properties now owned or hereafter acquired by it under any contractual provision binding on or affecting it.

         d) Authorization, Governmental Approvals, etc. The execution and delivery of this Agreement and the consummation by it of the transactions herein contemplated have been duly authorized by all necessary corporate action and no authorization, consent, approval, license or exemption under any applicable law, rule or regulation having the force of law, and no registration, qualification, designation, declaration, recording, or filing with any official body, is or was necessary therefor or to perfect the same or to preserve the benefit thereof to the holders of the Securities, except such as are in full force and effect at the date hereof.

         e) Execution and Binding Obligation. This Agreement has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         f) Actions. There is no pending or threatened action or proceeding affecting it before any court, governmental agency or arbitrator, which may materially adversely affect its financial condition or operations or impair the ability of the Parent to perform its obligations under this Agreement. The Parent is not in default with respect to any order of any court, governmental authority or arbitrator, the effect of which would have a material adverse effect on the Parent and its subsidiaries on a consolidated basis.

         g) Shares. The Parent is the registered and beneficial holder of 100% of the issued and outstanding shares of common stock of the Subsidiary.

         Section 10. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         Section 11. Headings, Etc. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

         Section 12. Severability. Any provision of this Agreement which is invalid or not enforceable shall not affect any other provision and shall be deemed to be severable.



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         Section 13. Successors and Assigns. This Agreement shall extend to and inure to the benefit of the trustee of the Securities and the holders of the Securities and their respective successors and assigns.

         IN WITNESS WHEREOF, the Parent has duly executed this Agreement as of the day and year first above written.

                                                  DTE ENERGY COMPANY


                                       By: ____________________________
                                                  Name: N.A. Khouri
                                                  Title: Vice President and
                                                  Treasurer





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ATTACHMENT A

                  DTE ENTERPRISES OUTSTANDING SUBORDINATED DEBT

8 5/8% Junior Subordinated Debentures due 2036

8 5/8% Junior Subordinated Deferrable Interest Debentures due November 15, 2038

7 1/4% Junior Subordinated Debentures due 2002

Series A Subordinated Deferrable Interest Debt Securities



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ATTACHMENT B

         GUARANTIES OF FINANCING COMPANY COMMON AND PREFERRED SECURITIES

Preferred Securities Guarantee Agreement dated as of July 26, 1996 relating to the 8 5/8% Trust Originated Preferred Securities of MCN Financing I and Common Securities Guarantee Agreement dated as of July 26, 1996 relating to the Common Securities of MCN Financing I

Preferred Securities Guarantee Agreement dated as of November 18, 1998 relating to the 8 5/8% Trust Preferred Securities of MCN Financing II and Common Securities Guarantee Agreement dated as of November 18, 1998 relating to the Common Securities of MCN Financing II

Preferred Securities Guarantee Agreement dated as of March 19, 1997 relating to the 7.25% Preferred Securities of MCN Financing III and the Common Securities Guarantee Agreement dated as of March 25, 1997 relating to the Common Securities of MCN Financing III

Payment and Guarantee Agreement dated October 26, 1994 relating to the 9 3/8% Redeemable Cumulative Preferred Securities, Series A of MCN Michigan Ltd. Partnership







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